SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*

                          GREENSTAR INTERNATIONAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                       N/A
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                      Page 2 of 5 Pages
________________________________________________________________________________
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Bradley B. Eavenson
________________________________________________________________________________
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
________________________________________________________________________________
   3     SEC USE ONLY

________________________________________________________________________________
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
________________________________________________________________________________
                 5    SOLE VOTING POWER

                      2,500,000
              __________________________________________________________________
 NUMBER OF       6    SHARED VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY    __________________________________________________________________
    EACH         7    SOLE DISPOSITIVE POWER
 REPORTING
   PERSON             2,500,000
    WITH      __________________________________________________________________
                 8    SHARED DISPOSITIVE POWER

                      0
________________________________________________________________________________
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,500,000
________________________________________________________________________________
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
________________________________________________________________________________
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         50%
________________________________________________________________________________
   12    TYPE OF REPORTING PERSON*

         IN
________________________________________________________________________________

CUSIP No.                             13G                      Page 3 of 5 Pages
________________________________________________________________________________

ITEM 1.

    (a) Name of Issuer: Greenstar International, Inc.

    (b) Address of Issuer's Principal Executive Offices:
            11382 Prosperity Farms Road
            Suites 222-223, Bldg. F
            Palm Beach Gardens, FL 33410

ITEM 2.

    (a) Name of Person Filing: Bradley B. Eavenson

    (b) Address of Principal Business Office or, if none, Residence:
            11382 Prosperity Farms Road
            Suites 222-223, Bldg. F
            Palm Beach Gardens, FL 33410

    (c) Citizenship: USA

    (d) Title of Class of Securities: Common Stock

    (e) CUSIP Number: NOT APPLICABLE

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B)
        OR (C), CHECK WHETHER THE PERSON FILING IS A:   NOT APPLICABLE

    (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

    (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

    (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

    (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No.                             13G                      Page 4 of 5 Pages
________________________________________________________________________________

ITEM 4.  OWNERSHIP.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned: 2,500,000

    (b) Percent of class: 50%

    (c) Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote: 2,500,000.
        (ii)  Shared power to vote or to direct the vote: 0.
        (iii) Sole power to dispose or to direct the disposition of: 2,500,000.
        (iv)  Shared power to dispose or to direct the disposition of: 0.

    Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

    Instruction: Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

    NOT APPLICABLE

ITEM 10. CERTIFICATIONS.

    NOT APPLICABLE

CUSIP No.                             13G                      Page 5 of 5 Pages
________________________________________________________________________________

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 7, 2007

                                        By: /s/ Bradley B. Eavenson
                                            -----------------------
                                            Bradley B. Eavenson,
                                            Chief Executive Officer